Exhibit 99.2

FortuNet Announces the Demonstration of Its Mobile Gaming System at the Global Gaming Expo and Red Rock Casino & Spa in Las Vegas

LAS VEGAS , Nov. 12, 2007 (PRIME NEWSWIRE) -- FortuNet, Inc. (the "Company") (Nasdaq:FNET) today announced that during the Global Gaming Exposition (G2E) in Las Vegas on November 13-15, the Company will demonstrate its mobile gaming systems at G2E and also at the Red Rock Casino & Spa in Las Vegas. Although demonstration play (i.e. no receipt of money and no payout of winnings) of the Company's mobile gaming system at Red Rock Casino & Spa during G2E has been permitted by the Nevada Gaming Control Board, the Company's mobile gaming system is still under review by the Nevada Gaming Commission and has not been approved for use or play in Nevada.

About FortuNet, Inc.

FortuNet is a Las Vegas-based and Nevada-licensed manufacturer of multi-game server- based gaming platforms. FortuNet's gaming platforms include networks of both wireless and stationary player terminals, cashier-based point-of-sale terminals, self-service kiosks and central game file servers. FortuNet is a leader in the mobile bingo gaming device market with its fourth-generation wireless and stationary player terminals marketed under the BingoStar(r) brand name and intends to enter the emerging mobile gaming market in Nevada. Traditional casino games, such as keno, slots and poker, have been adapted to FortuNet's gaming platforms, which are planned to be marketed under its WIN-WIN(tm) MobiPlayer(tm) brand names.

CONTACT: FortuNet, Inc.
                   Investor Contact:
                   Jack Coronel
                   (702) 796-9090
                   jack@fortunet.com